Exhibit 15(b)1  - Past Performance of Management Team

(AS BASED ON UN-AUDITED FINANCIAL STATEMENTS)

As described elsewhere in this Offering Circular, our Directors formed and operate three real-estate investment fund. These three funds include:
DDH Fund, LP;
DHI Holdings, LP; and
DHI Fund, LP.

Of these three funds, DDH Fund holds the majority of investments. DHI Holdings, LP and DHI Fund, LP have far fewer investments. DDH Fund, LP holds title to approximately 46 single-family residences. Most importantly, all three funds have not only achieved gains, but have also paid out returns.  These funds are not "real-estate investment trusts", as defined under the IRS Code. Hence, these funds are much more agile when it comes to disposing of assets in order to achieve short-term capital gains.

Beginning approximately the 2Q2016, DDH began purchasing single-family residences, restoring them as needed and leveraging as appropriate in order to finance additional investments and restorations. Commensurate with our intended Operating Plan, as presented in Exhibit 15(b)2, DDH Fund, LP has acquired most of these properties at a lower-than-fair-market-value. Usually, these acquisitions were accomplished through tax-lien and short-sales auctions.

The chart below documents the overall performance of DDH Fund, LP acquisitions through 4Q2018, based on projected NAV values for DDH Fund, LP investments. The chart below depicts performance for DDH Fund, LP's 46 investments.  As depicted in the chart, the "green" portion of each column graph represents the Unrealized Gain associated with each property.  The "blue" portion of each column represents the initial acquisition cost of each property.  Finally, the "beige" portion of each column represents the costs of restoring each property.  The sum of initial acquisition, restoration and Unrealized Gain represents the fair-market-value ("FMV") of each investment.

In some cases, for example investment #22, no rehabilitation is required and the property yields a significant Unrealized Gain, despite a very low acquisition price. This, though, is not typical. Note that, in some cases like investment #41, the amount of rehabilitation is extreme. This is typical where a property in purchase for a very small portion of the fair-market-value.

The best possible acquisitions are those that require very little to no rehabilitation and still yield significant Unrealized Gain. In each such case, DDH Fund, LP typically leverages the aggregate FMV of these properties to purchase additional properties.

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DDH Fund, LP ACQUISITION PERFORMANCE

300,000
250,000
200,000
150,000
100,000
50,000
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1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46

With respect to DDH Fund, LP, the total value of real estate investments is approximately $5,813,000. This value represents the estimated FMV, as projected at the end of calendar year 2018, of all properties held by DDH Fund, LP. The total leverage drawn against the FMV of these properties is approximately $1,480,000.  As such, there is still significant equity remaining in the investment properties as a whole.  Remaining equity in these properties, at the end of 2018, is estimated to be approximately $4,333,000.

A real-estate fund that is not operated in accordance with requirements for a REIT has a different operating paradigm. These prior funds incur operating costs in order to increase equity in its real estate holdings. DDH Fund, LP, for example, incurred $2,087,137 in operating costs in order to increase the FMV of its real estate holding by over $3,326,000 .  This is reflected in the Projected 2018 Year End Balance sheet, shown below.

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PROJECTED 2018 YEAR-END BALANCE SHEET

DDH Fund

Projected 2018 Y/E Balance Sheet

(Prepared by Counsel Based on Un-Audited Financial Statements)

	Total
ASSETS	
Current Assets	
Bank Accounts	(84,200)
Other Current Assets	20,404
Total Current Assets	$ (63,796.00)
Investment Properties	
Purchase Monies	1,364,269
Restoration Monies	1,122,555
Unrealized Gains and Losses	3,326,729
Total Investment Properties	$ 5,813,553
Other Assets	
Loans Receivable	83,019
Organization Costs	8,433
Total Other Assets	$ 91,452
TOTAL ASSETS	$ 5,841,209
LIABILITIES AND EQUITY	
Liabilities	
Current Liabilities	
Accounts Payable	119,799
Credit Cards	(3,315)
Security Deposits	21,975
Redemptions Payable	105,902
Total Current Liabilities	$ 244,361
Long Term Liabilities	
Leverage	1,480,050
Total Long Term Liabilities	$ 1,480,050
Total Liabilities	$ 1,724,411
Equity	
Manager's Equity	390,382
Investor's Equity	2,486,824
Unrealized Gains and Losses	3,326,729
Operating Costs	(2,087,137)
Total Equity	4,116,798
Total Liabilities and Equity	$ 5,841,209

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